SHAREHOLDERS AGREEMENT


         This Agreement by and among JOHN J. WALLACE ("Wallace"), JOHN J. WALLACE, AS TRUSTEE UNDER THE JOHN J. WALLACE REVOCABLE TRUST AGREEMENT, DATED FEBRUARY 9, 1987 (the "Wallace Trust"), PRAB, INC., a Michigan corporation (the "Company") and the STATE TREASURER OF THE STATE OF MICHIGAN, CUSTODIAN OF PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM; STATE EMPLOYEES' RETIREMENT SYSTEM; MICHIGAN STATE POLICE RETIREMENT SYSTEM; AND MICHIGAN JUDGES' RETIREMENT SYSTEM (the "SMRS") is made this 31st day of October, 1996 (the "Agreement").

         A. Wallace is the Chairman of the Board of the Company and Wallace and the Wallace Trust constitute a 5% shareholder within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code").

         B. SMRS is willing to sell to the Company certain Prab, Inc. stock that SMRS owns, pursuant to that certain Stock Purchase and Sale Agreement between the Company and SMRS dated as of the date hereof between the Company and SMRS (the "Stock Purchase and Sale Agreement").

         C. As an inducement to SMRS and the Company to enter into the Stock Purchase and Sale Agreement, Wallace and the Wallace Trust are willing to agree to certain restrictions on the acquisition or disposition of shares of stock of the Company in order to prevent a "change of ownership" within the meaning of Section 382 of the Code.

         Now, therefore, the parties agree as follows:

         1.      Restrictions on Acquisitions and Dispositions.

         (a) For a period of three years from the date of this Agreement (the "Restrictive Period"), Wallace and the Wallace Trust shall not purchase or otherwise acquire, nor pledge, sell, or otherwise dispose of, any shares of any class of stock of the Company, provided, however, that Wallace and the Wallace Trust may purchase or otherwise acquire, pledge, sell or otherwise dispose of, shares of any class of stock of the Company upon the prior written consent of the Company. The Company shall grant such consent if, in its sole reasonable discretion after consultation with its legal counsel and its accountants, such purchase, sale or other disposition will not create a reasonable risk that an "ownership change" may occur within the meaning of Section 382 of the Code.

         (b) During the Restrictive Period, Wallace and the Wallace Trust shall not enter into an agreement for the purchase or other acquisition or for the sale, pledge or other disposition, of any shares of any class of stock of the Company, including any option, put, right of first refusal or similar agreement (and the provisions of this paragraph (b) shall apply notwithstanding that under the terms of such agreement, any transfer of shares would not be consummated until following the end of such Restrictive Period).

         2.      Certificates.

         Wallace and the Wallace Trust shall return all certificates representing stock of the Company owned by them to the Company and the Company shall stamp or imprint on such certificates a legend in the following form:

                 THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT DATED OCTOBER 31, 1996 AMONG THE COMPANY, JOHN J. WALLACE, AND THE JOHN J. WALLACE TRUST, AS AMENDED FROM TIME TO TIME, WITH RESPECT TO TRANSFERS, AND TRANSFERS HEREOF MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SAID AGREEMENT. A COPY OF SAID AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY.

During the term of this Agreement, any other certificates representing stock of the Company owned by Wallace or the Wallace Trust issued by the Company shall bear the foregoing legend.

         3.      Construction.

         The provisions of this Agreement shall be construed in such manner as to satisfy the objective of avoiding a "change of ownership" under
Section 382 of the Code. This Agreement shall be construed under and governed by Michigan law and shall be binding upon the heirs, personal representatives, successors and assigns of the parties.


         IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement as of the date first set forth above.

                                          JOHN J. WALLACE



                                          -------------------------------
                                          John J. Wallace, individually



                                          JOHN J. WALLACE REVOCABLE TRUST
                                            AGREEMENT


                                      By:
                                           ---------------------------
                                           John J. Wallace, Trustee



                                           PRAB, INC.


                                      By:
                                          -----------------------------
                                          Gary A. Herder
                                     Its: President


         STATE TREASURER OF THE STATE OF MICHIGAN CUSTODIAN OF PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM; STATE EMPLOYEES' RETIREMENT SYSTEM; MICHIGAN STATE POLICE RETIREMENT SYSTEM; AND MICHIGAN JUDGES' RETIREMENT SYSTEM


                                         By:
                                             ------------------------------
                                             Paul E. Rice,  Administrator
                                             Alternative Investments
                                             Division